Exhibit 21.1
LIST OF REGISTRANT'S SUBSIDIARIES

State of other jurisdiction or incorporation
Alvand Technologies Inc.	California
Baccarat Silicon, Inc.	California
Bay Semiconductor, Inc.	California
Fox Electronics Asia Ltd.	Virgin Islands
Fox Enterprises Inc.	Florida
IDT Asia, Limited	Hong Kong
IDT Canada Inc.	Canada
IDT Europe Limited	United Kingdom
I.D.T. France S.A.R.L.	France
IDT Integrated Device Technology AB (Sweden)	Sweden
IDT Semiconductor India Private Limited	India
IDT Singapore Pte. Ltd.	Singapore
IDT Shanghai Co. Ltd.	China
Integrated Circuit Systems, Inc.	Pennsylvania
Integrated Device Technology GmbH	Germany
Integrated Device Technology Ireland Holding, Ltd.	Ireland
Integrated Device Technology (Israel) Ltd.	Israel
Integrated Device Technology Netherlands B.V.	The Netherlands
Integrated Device Technology S.r.l.	Italy
Integrated Device Technology Korea, Inc.	Korea
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia
Integrated Device Technology Bermuda, Ltd.	Bermuda
Jet City Electronics Inc.	Washington
Nippon IDT G.K.	Japan
Newave Semiconductor Corporation	California
IDTI (Cayman) Limited Cayman	Cayman
IDTI (Cayman) Subsidiary Limited	Cayman